UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                                  MedQuist Inc.
- -------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
- -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   584949 10 1
- -------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement |_|.

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages

                                  SCHEDULE 13D

- ---------------------------                ----------------------------------
|CUSIP No. 584949 10 1    |                |  Page   2    of   4    Pages   |
          -------------                            ------    ------
- ---------------------------                ----------------------------------
- -----------------------------------------------------------------------------
| 1 |  NAME OF REPORTING PERSON                                             |
|   |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                    |
|   |                                                                       |
|   |  Richard J. Censits                                                   |
|   |  ###-##-####                                                          |
- -----------------------------------------------------------------------------
| 2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|   |
|   |                                                                       |
|   |                                                             (b) |_|   |
|   |                                                                       |
- -----------------------------------------------------------------------------
| 3 |  SEC USE ONLY                                                         |
|   |                                                                       |
- -----------------------------------------------------------------------------
| 4 |  Citizenship of Place of Organization                                 |
|   |                                                                       |
|   |  United States of America                                             |
- -----------------------------------------------------------------------------
|              | 5 | SOLE VOTING POWER                                      |
|              |   |                                                        |
|  NUMBER OF   |   | 277,600                                                |
|   SHARES     --------------------------------------------------------------
| BENEFICIALLY | 6 | SHARED VOTING POWER                                    |
|   OWNED BY   |   |                                                        |
|    EACH      |   | N/A                                                    |
|  REPORTING   --------------------------------------------------------------
|   PERSON     | 7 | SOLE DISPOSITIVE POWER                                 |
|    WITH      |   |                                                        |
|              |   | 277,600                                                |
|              --------------------------------------------------------------
|              | 8 | SHARED DISPOSITIVE POWER                               |
|              |   |                                                        |
|              |   |  N/A                                                   |
- -----------------------------------------------------------------------------
| 9 |   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|   |                                                                       |
|   |   277,600                                                             |
- -----------------------------------------------------------------------------
|10 |   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)                 |_|   |
|   |   EXCLUDES CERTAIN SHARES*                                            |
|   |                                                                       |
- -----------------------------------------------------------------------------
|11 |   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|   |                                                                       |
|   |   4.6%                                                                |
- -----------------------------------------------------------------------------
|12 |   TYPE OF REPORTING PERSON*                                           |
|   |                                                                       |
|   |   IN                                                                  |
- -----------------------------------------------------------------------------
                                Page 2 of 4 pages

                             SCHEDULE 13G STATEMENT
                             ----------------------

Item 1(a).                 Name of Issuer:
                           ---------------

                           MedQuist Inc.

Item 1(b).                 Address of Issuer's Principal Executive Offices:
                           -----------------------------------------------

                           MedQuist Inc. (the "Issuer")
                           Five Greentree Centre
                           Suite 311
                           Marlton, NJ 08053

Item 2(a).                 Name of Person Filing:
                           ---------------------

                           Richard J. Censits

Item 2(b).                 Residence or Business Address:
                           -----------------------------

                           Mr. Censits' business address is:
                           Five Greentree Centre
                           Suite 311
                           Marlton, NJ 08053

Item 2(c).                 Citizenship
                           -----------

                           United States of America

Item 2(d).                 Title of Class of Securities.
                           ----------------------------

                           Common Stock

Item 2(e).                 CUSIP Number
                           ------------

                           584949 10 1

Item 3.                    If this statement is filed pursuant to Rules
                           --------------------------------------------
                           13d-1(b), or 13d-2(b), check whether the person
                           -----------------------------------------------
                           filing is a:
                           -----------

                           Not applicable

Item 4.                    Ownership
                           ---------

                           Not applicable

Item 5.                    Ownership of Five Percent or Less of a Class
                           --------------------------------------------

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.                    Ownership of More than Five Percent on Behalf of
                           ------------------------------------------------
                           Another Person.
                           --------------

                           Not applicable

Item 7. Indemnification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
                           ----------------------------------------------------

                           Not applicable


                                Page 3 of 4 pages

Item 8.                    Identification and Classification of Members
                           --------------------------------------------
                           of the Group.
                           ------------

                           Not applicable

Item 9.                    Notice of Dissolution of Group.
                           ------------------------------

                           Not applicable

Item 10.                   Certification
                           -------------

                           Not applicable




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is complete and correct.

                                           July 29, 1996


                                           /s/ RICHARD J. CENSITS
                                           ----------------------------------
                                               Richard J. Censits/Director






                                Page 4 of 4 pages